Exhibit 99.1

WASTE CONNECTIONS REPORTS SECOND QUARTER 2023 RESULTS AND RAISES FULL YEAR

MARGIN OUTLOOK

-	Top-to-bottom beat led by solid execution in Q2 sets up increases to full year 2023 outlook
-	Revenue of $2.021 billion, above outlook and up 11.3% year over year
-	Net income(a) of $209.2 million, and adjusted EBITDA(b) of $628.9 million, above outlook
-	Adjusted EBITDA(b) margin of 31.1% of revenue, 30bps above outlook
-	Net income of $0.81 per share, and adjusted net income(b) of $1.02 per share
-	Year to date net cash provided by operating activities of $1.017 billion and adjusted free cash flow(b) of $630.0 million, or 16.1% of revenue
-	Year to date closed acquisitions with over $160 million of total annualized revenue, including Arrowhead Environmental Holdings, LLC (“Arrowhead”), the largest integrated waste-to-rail disposal network in the Northeast U.S.
-	Updates full year 2023 outlook to net income of approximately $931 million, increasing adjusted EBITDA(b) to approximately $2.525 billion or 31.5% on revenue of approximately $8.025 billion

TORONTO, ONTARIO, August 2, 2023 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the second quarter of 2023 and updated its outlook for the full year.

“We are extremely pleased by the strength of operational execution during the quarter for a solid beat on revenue and adjusted EBITDA(b) to deliver margins 30 basis points above our outlook.  Solid waste core pricing growth of 9.8% positioned us to expand underlying solid waste collection, transfer and disposal margins by one hundred basis points in the period, largely overcoming the ongoing headwinds from year-over-year declines in recovered commodity values and continued inflationary pressures during the period,” said Ronald J. Mittelstaedt, President and Chief Executive Officer.

“Our performance in the first half of 2023, along with recent acquisitions and reduced headwinds from fuel and other commodity-related impacts, positions us to increase our full year outlook for adjusted EBITDA(b) to approximately $2.525 billion, expanding our adjusted EBITDA(b) margin to 31.5%, up 40 basis points from our initial outlook and up 70 basis points as compared to the prior year.”

Mr. Mittelstaedt added, “The strength of our results reflects our focus on quality of revenue through the shedding of low margin volumes and furthered by strategic acquisitions, including Arrowhead, a $100 million revenue integrated transportation and disposal network with rail access providing enhanced internalization opportunities to our operations across the Northeast.  Already having completed acquisitions with over $160 million in annualized solid waste revenue year to date, we see plenty of runway and opportunity for continued activity throughout the balance of the year.  Most importantly, we are encouraged by improving trends in safety and employee retention, as we double down on human capital in our decentralized operating model, including through the realignment of our organizational structure with the addition of a sixth region and refinements to our corporate operational structure, and we look forward to driving outsized margin expansion in the second half of 2023 and into 2024.”

Q2 2023 Results

Revenue in the second quarter totaled $2.021 billion, up from $1.816 billion in the year ago period.  Operating income was $344.1 million, which included $27.8 million primarily in executive separation costs, impairments and other operating items, and transaction-related expenses.  This compares to operating income of $329.6 million in the second quarter of 2022, which included $6.8 million primarily in impairments and other operating items and transaction-related expenses.  Net income in the second quarter was $209.2 million, or $0.81 per share on a diluted basis of 258.1 million shares.  In the year ago period, the Company reported net income of $224.1 million, or $0.87 per share on a diluted basis of 257.7 million shares.

Adjusted net income(b) in the second quarter was $262.3 million, or $1.02 per diluted share, versus $257.1 million, or $1.00 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the second quarter was $628.9 million, as compared to $566.8 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Six Months Year to Date Results

For the six months ended June 30, 2023, revenue was $3.922 billion, up from $3.463 billion in the year ago period.  Operating income, which included $32.1 million primarily attributable to executive separation costs, impairments and other operating items, and transaction-related expenses, was $658.8 million, as compared to operating income of $603.4 million in the prior year period, which included $13.4 million primarily attributable to transaction-related expenses.

Net income for the six months ended June 30, 2023 was $407.0 million, or $1.58 per share on a diluted basis of 258.1 million shares.  In the year ago period, the Company reported net income of $404.4 million, or $1.57 per share on a diluted basis of 258.1 million shares.

Adjusted net income(b) for the six months ended June 30, 2023 was $492.7 million, or $1.91 per diluted share, compared to $470.6 million, or $1.82 per diluted share, in the year ago period. Adjusted EBITDA(b) for the six months ended June 30, 2023 was $1.196  billion, as compared to $1.069 billion in the prior year period.

Updated 2023 Outlook

Waste Connections also updated its outlook for 2023, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2023 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $8.025 billion, down $25 million from our original outlook to reflect a reduction in fuel and material surcharges of $35 million as a result of lower fuel costs.
-	Net income is estimated to be approximately $931.0 million, and adjusted EBITDA(b) is estimated to be approximately $2.525 billion, or about 31.5% of revenue, as compared to our original outlook for adjusted EBITDA(b) of $2.500 billion or 31.1% of revenue.
-	Capital expenditures are estimated to be approximately $950 million, up $25 million from our original outlook.
-	Net cash provided by operating activities is estimated to be approximately $2.141 billion, and adjusted free cash flow(b) is estimated to be approximately $1.225 billion, or about 15.3% of revenue.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement.  The Company’s 2022 Sustainability Report provides progress updates on its targets and investments towards their achievement, and introduces new emissions reduction targets.  For more information, visit wasteconnections.com/sustainability.

----------------------------------------------------------------------------------------------------------------------------------------------------

(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q3 2023 Earnings Conference Call

Waste Connections will be hosting a conference call related to second quarter earnings on August 3rd at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, conference call participants can preregister by clicking here.  Registered participants will receive dial-in instructions and a personalized code for entry to the conference call.  A replay of the conference call will be available until August 10, 2023, by calling 877-344-7529 (within North America) or 412-317-0088 (international) and entering Passcode #3794968.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on August 3rd, providing the Company's third quarter 2023 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 44 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2023 and 2024 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253Joe Box / (832) 442-2153

maryannew@wasteconnections.comjoe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND SIX months ended JUNE 30, 2022 and 2023

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,						Six months ended June 30,
		2022			2023			2022			2023

Revenues			$1,816,435			$2,021,095			$3,462,690			$3,921,598
Operating expenses:
Cost of operations			1,087,892			1,197,349			2,077,410			2,344,290
Selling, general and administrative			168,404			216,385			331,818			410,052
Depreciation			188,937			213,322			368,887			417,380
Amortization of intangibles			37,462			39,052			75,098			78,335
Impairments and other operating items			4,150			10,859			6,028			12,724
Operating income			329,590			344,128			603,449			658,817

Interest expense			(45,079)			(67,545)			(86,404)			(135,898)
Interest income			652			1,338			790			4,053
Other income (expense), net			(2,649)			(200)			(6,114)			2,974
Income before income tax provision			282,514			277,721			511,721			529,946

Income tax provision			(58,307)			(68,551)			(107,146)			(122,940)
Net income			224,207			209,170			404,575			407,006
Plus/(Less): Net loss (income) attributable to noncontrolling interests			(133)			38			(177)			15
Net income attributable to Waste Connections			$224,074			$209,208			$404,398			$407,021

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.87			$0.81			$1.57			$1.58

Diluted			$0.87			$0.81			$1.57			$1.58

Shares used in the per share calculations:
Basic			257,179,434			257,596,993			257,555,033			257,485,587
Diluted			257,736,745			258,110,491			258,140,714			258,050,350

Cash dividends per common share			$0.23			$0.255			$0.46			$0.51

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2022	June 30, 2023
ASSETS
Current assets:
Cash and equivalents	$78,637	$91,712
Accounts receivable, net of allowance for credit losses of $22,939 and $22,710 at December 31, 2022 and June 30, 2023, respectively	833,862	855,479
Prepaid expenses and other current assets	205,146	164,485
Total current assets	1,117,645	1,111,676
Restricted cash	102,727	112,623
Restricted investments	68,099	73,075
Property and equipment, net	6,950,915	7,030,118
Operating lease right-of-use assets	192,506	248,967
Goodwill	6,902,297	6,992,466
Intangible assets, net	1,673,917	1,659,645
Other assets, net	126,497	130,957
Total assets	$17,134,603	$17,359,527
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$638,728	$539,216
Book overdraft	15,645	15,411
Deferred revenue	325,002	341,408
Accrued liabilities	431,247	452,949
Current portion of operating lease liabilities	35,170	32,747
Current portion of contingent consideration	60,092	71,065
Current portion of long-term debt and notes payable	6,759	10,699
Total current liabilities	1,512,643	1,463,495

Long-term portion of debt and notes payable	6,890,149	6,681,384
Long-term portion of operating lease liabilities	165,462	224,566
Long-term portion of contingent consideration	21,323	21,344
Deferred income taxes	1,013,742	1,048,986
Other long-term liabilities	417,640	460,295
Total liabilities	10,020,959	9,900,070
Commitments and contingencies
Equity:
Common shares: 257,211,175 shares issued and 257,145,716 shares outstanding at December 31, 2022; 257,614,671 shares issued and 257,555,015 shares outstanding at June 30, 2023	3,271,958	3,274,564
Additional paid-in capital	244,076	255,667
Accumulated other comprehensive loss	(56,830)	(1,081)
Treasury shares: 65,459 and 59,656 shares at December 31, 2022 and June 30, 2023, respectively	-	-
Retained earnings	3,649,494	3,925,376
Total Waste Connections’ equity	7,108,698	7,454,526
Noncontrolling interest in subsidiaries	4,946	4,931
Total equity	7,113,644	7,459,457
Total liabilities and equity	$17,134,603	$17,359,527

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

SIX months ended JUNE 30, 2022 and 2023

(Unaudited)

(in thousands of U.S. dollars)

	Six months ended June 30,
	2022	2023
Cash flows from operating activities:
Net income	$404,575	$407,006
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	6,048	12,558
Depreciation	368,887	417,380
Amortization of intangibles	75,098	78,335
Deferred income taxes, net of acquisitions	84,991	31,427
Current period provision for expected credit losses	6,907	7,035
Amortization of debt issuance costs	2,484	3,241
Share-based compensation	27,716	41,469
Interest accretion	8,798	9,835
Adjustments to contingent consideration	(1,030)	(910)
Other	(2,173)	(2,828)
Net change in operating assets and liabilities, net of acquisitions	(8,623)	12,164
Net cash provided by operating activities	973,678	1,016,712

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(546,982)	(213,152)
Capital expenditures for property and equipment	(371,428)	(394,143)
Proceeds from disposal of assets	16,894	3,819
Other	9,566	(1,145)
Net cash used in investing activities	(891,950)	(604,621)

Cash flows from financing activities:
Proceeds from long-term debt	1,517,732	538,421
Principal payments on notes payable and long-term debt	(920,107)	(768,059)
Payment of contingent consideration recorded at acquisition date	(8,898)	(2,193)
Change in book overdraft	(54)	(234)
Payments for repurchase of common shares	(424,999)	-
Payments for cash dividends	(118,812)	(131,140)
Tax withholdings related to net share settlements of equity-based compensation	(17,266)	(28,675)
Debt issuance costs	(4,668)	-
Proceeds from issuance of shares under employee share purchase plan	1,554	1,841
Proceeds from sale of common shares held in trust	660	765
Net cash provided by (used in) financing activities	25,142	(389,274)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,941)	154

Net increase in cash, cash equivalents and restricted cash	104,929	22,971
Cash, cash equivalents and restricted cash at beginning of period	219,615	181,364
Cash, cash equivalents and restricted cash at end of period	$324,544	$204,335

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and six month periods ended June 30, 2023:

	Three months ended June 30, 2023	Six months ended June 30, 2023
Core Price	9.8%	10.3%
Surcharges	(0.7%)	0.00%
Volume	(1.9%)	(1.6%)
Recycling	(1.5%)	(1.7%)
Foreign Exchange Impact	(0.7%)	(0.8%)
Total	5.0%	6.2%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended June 30, 2022 and 2023:

	Three months ended June 30, 2022
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,297,402	$(3,391)	$1,294,011	71.2%
Solid Waste Disposal and Transfer	601,194	(238,162)	363,032	20.0%
Solid Waste Recycling	67,504	(2,823)	64,681	3.6%
E&P Waste Treatment, Recovery and Disposal	54,155	(3,712)	50,443	2.8%
Intermodal and Other	46,310	(2,042)	44,268	2.4%
Total	$2,066,565	$(250,130)	$1,816,435	100.0%

	Three months ended June 30, 2023
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,485,705	$(4,334)	$1,481,371	73.3%
Solid Waste Disposal and Transfer	688,965	(281,280)	407,685	20.2%
Solid Waste Recycling	38,319	(991)	37,328	1.9%
E&P Waste Treatment, Recovery and Disposal	58,607	(3,194)	55,413	2.7%
Intermodal and Other	39,459	(161)	39,298	1.9%
Total	$2,311,055	$(289,960)	$2,021,095	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and six month periods ended June 30, 2022 and 2023:

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Acquisitions, net	$141,356	$121,285	$251,363	$253,394

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and six month periods ended June 30, 2022 and 2023:

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Cash Interest Paid	$43,853	$62,361	$76,013	$117,492
Cash Taxes Paid	20,423	39,713	37,812	51,040

Debt to Book Capitalization as of June 30, 2023: 47%

Internalization for the three months ended June 30, 2023: 56%

Days Sales Outstanding for the three months ended June 30, 2023: 39 (23 net of deferred revenue)

Share Information for the three months ended June 30, 2023:

Basic shares outstanding	257,596,993
Dilutive effect of equity-based awards	513,498
Diluted shares outstanding	258,110,491

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Net income attributable to Waste Connections	$224,074	$209,208	$404,398	$407,021
Plus/(Less): Net income (loss) attributable to noncontrolling interests	133	(38)	177	(15)
Plus: Income tax provision	58,307	68,551	107,146	122,940
Plus: Interest expense	45,079	67,545	86,404	135,898
Less: Interest income	(652)	(1,338)	(790)	(4,053)
Plus: Depreciation and amortization	226,399	252,374	443,985	495,715
Plus: Closure and post-closure accretion	3,992	4,567	8,087	9,087
Plus: Impairments and other operating items	4,150	10,859	6,028	12,724
Plus/(Less): Other expense (income), net	2,649	200	6,114	(2,974)
Adjustments:
Plus: Transaction-related expenses(a)	3,692	1,824	8,232	3,905
Plus/(Less): Fair value changes to equity awards(b)	(1,009)	72	(847)	445
Plus: Executive separation costs(c)	-	15,063	-	15,063
Adjusted EBITDA	$566,814	$628,887	$1,068,934	$1,195,756

As % of revenues	31.2%	31.1%	30.9%	30.5%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.
(c)	Reflects the cash and non-cash components of severance expense associated with a recent executive departure.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a liquidity measure in the solid waste industry.  Waste Connections calculates adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and periodic distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to evaluate the liquidity of its business operations.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Net cash provided by operating activities	$532,781	$574,353	$973,678	$1,016,712
Less: Change in book overdraft	(141)	(5,655)	(54)	(234)
Plus: Proceeds from disposal of assets	1,881	2,559	16,894	3,819
Less: Capital expenditures for property and equipment	(219,110)	(218,357)	(371,428)	(394,143)
Adjustments:
Cash received for divestitures(a)	-	-	(5,671)	-
Transaction-related expenses(b)	3,692	1,015	27,096	2,264
Executive separation costs(c)	-	1,686	-	1,686
Pre-existing Progressive Waste share-based grants(d)	(64)	843	12	841
Tax effect(e)	(1,056)	(471)	(2,165)	(990)
Adjusted free cash flow	$317,983	$355,973	$638,362	$629,955

As % of revenues	17.5%	17.6%	18.4%	16.1%

___________________________

(a)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(b)	Reflects the addback of acquisition-related transaction costs and the settlement of an acquired tax liability.
(c)	Reflects the cash component of severance expense associated with a recent executive departure.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Reported net income attributable to Waste Connections	$224,074	$209,208	$404,398	$407,021
Adjustments:
Amortization of intangibles(a)	37,462	39,052	75,098	78,335
Impairments and other operating items(b)	4,150	10,859	6,028	12,724
Transaction-related expenses(c)	3,692	1,824	8,232	3,905
Fair value changes to equity awards(d)	(1,009)	72	(847)	445
Executive separation costs(e)	-	15,063	-	15,063
Tax effect(f)	(11,224)	(13,746)	(22,316)	(24,770)
Adjusted net income attributable to Waste Connections	$257,145	$262,332	$470,593	$492,723
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.87	$0.81	$1.57	$1.58
Adjusted net income	$1.00	$1.02	$1.82	$1.91

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the cash and non-cash components of severance expense associated with a recent executive departure.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.

UPDATED 2023 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2023 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$931,000
Plus: Net income attributable to noncontrolling interests	200
Plus: Income tax provision (a)	278,637	Approximate 23.0% effective rate
Plus: Interest expense, net	265,000
Plus: Depreciation and Depletion	845,000	Approximately 10.5% of revenue
Plus: Amortization	158,000
Plus: Closure and post-closure accretion	18,000
Plus: Impairments and other operating items (b)	12,724
Minus: Other income, net (b)	(2,974)
Adjustments: (b)
Plus: Transaction-related expenses	3,905
Plus: Executive separation costs	15,063
Plus: Fair value changes to equity awards	445
Adjusted EBITDA	$2,525,000	Approximately 31.5% of revenue

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(a)	Approximately 23.0% full year effective tax rate, including amounts reported for the six month period ended June 30, 2023.
(b)	Reflects amounts reported for the six month period ended June 30, 2023, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

Updated 2023 Outlook
Net cash provided by operating activities	$2,141,433
Less: Change in book overdraft (a)	(234)
Plus: Proceeds from disposal of assets	30,000
Less: Capital expenditures for property and equipment	(950,000)
Adjustments: (a)
Transaction-related expenses	2,264
Executive separation costs	1,686
Pre-existing Progressive Waste share-based grants	841
Tax effect	(990)
Adjusted free cash flow	$1,225,000

As % of revenues	15.3%

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(a)	Reflects amounts reported for the six month period ended June 30, 2023, as shown on page 10.